Exhibit 99.1

Unusual Machines First Quarter 2026 Shareholder Letter

Conference call today at 4:30 p.m. ET

ORLANDO, FLORIDA / ACCESS Newswire / May 14, 2026 / **Unusual Machines (NYSE American: UMAC) ("Unusual Machines" or the "Company"), a leading provider of NDAA-compliant drone components, today announced it filed its Form 10-Q with the U.S. Securities and Exchange Commission for the first quarter ended March 31, 2026 and provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

This shareholder letter follows the completion of our first quarter of 2026.

We continued to successfully execute our growth plan during the quarter.

In the first quarter, we generated $8.1 million in revenue, reflecting a 296% year-over-year growth compared to the first quarter of 2025 and a 65% quarter-over-quarter growth over the fourth quarter of 2025. We are profitable and generated over $10 million in net income in the first quarter. Even after excluding unrealized gains from investments, we generated a net profit of $0.8M. At a very high level, we are doing something unusual - rapid growth without burning cash too quickly.

The financial details reveal a comprehensive growth story in a very high-demand market. The growth in revenue is, in part, the result of the growth in headcount and capacity from last quarter. In Q4 of 2025, we grew from 38 to 81 employees. This subsequently contributed to the rapid revenue growth in Q1. This capacity growth continued through the first quarter as we went from 81 to 141 employees. This type of growth naturally has a negative impact on margins, as new manufacturing employees factor into our production costs and, eventually, into the cost of goods sold. Our gross margins followed this pattern and decreased to 32.8%, which we expect will recover to about 40% once growth eventually slows down.

Growth also resulted in increased operating costs. Our total operating expenses for the quarter were approximately $9.9 million, resulting in a GAAP net operating loss of approximately $7.3 million. This includes non-cash expenses of approximately $4.0 million and other non-recurring expenses of approximately $1.1 million. This brings our operational net loss for the quarter to approximately $1.5 million. See the discussion of Non-GAAP Financial Measure below. This is the first quarter where our operational net loss has exceeded $1.0 million since we became a public company. These costs do not worry us, as they reflect the investment needed to build capacity ahead of revenue generation. Our rapid growth has moved our operating breakeven point from our previously calculated $30-40 million in annual revenue to a higher level. This choice was made consciously to capture as much market share as possible during this phase of unprecedented market expansion. We constantly seek to “right-size” the company, and currently, in our view, we are still much too small.

To facilitate faster growth, several important developments have happened since the quarter ended. We raised $150 million in a confidentially marketed public offering priced at $17 per share. We then used our strengthened cash position to place approximately $75 million in raw material orders to ensure we have the inputs necessary to continue delivering to our customers. We also recently announced the acquisition of Upgrade Energy to dramatically accelerate our battery production plans.

Our capital position allows us to continue to grow as fast as we can to support the rapidly scaling domestic drone ecosystem, which is creating significant demand for our products.

We want to take this opportunity to provide additional context around our financial results and the scaling of Unusual Machines as we continue to execute in this growth phase.

1

Operations Update

We continue with workforce expansion. Headcount grew from 81 employees at the end of the fourth quarter of 2025 to 141 at the end of the first quarter. As of today, the company has grown to more than 190 employees, and we are continuing to expand and scale production.

Our Fat Shark headset production facility started to produce U.S.-made headsets at scale in January. We have seen solid demand for this new product category and continued growth in our ability to manufacture at scale. This is our first production facility in Orlando that works with optics, and its success will serve as a starting point for on-shoring the production of additional optical products such as cameras.

Demand is not being driven by a single product or customer. We are adding shifts and increasing capacity for all of our facilities. Our largest customer in the first quarter of 2026 represented approximately 19% of our total Q1 revenue, and our single best-selling product was approximately 12.7% of our revenue. This mix is a sign of the robust growth we are seeing across our entire business as we scale.

The drivers for growth can be seen across our first-quarter financial results. We increased raw material and prepaid inventory from $13.9 million as of December 31, 2025 to $25.8 million as of March 31, 2026. The conversion of the inventory resulted in rapid sales as our finished inventory value changed very little from $1.1 million as of December 31, 2025 to $1.6 million as of March 31, 2026. We spent money on additional equipment to further expand our motor production, which is part of the $0.7 million in Capex.

Demand continues to be robust. There are several public indicators of this demand. In the first quarter, the Drone Dominance program, a $1.1 billion Department of War (DoW) program, announced the first set of contract awardees. Over half of the selected companies are our customers. That program continues to run on schedule with Phase 2 dates already set, and the sourcing requirements favor U.S. production of components. The conflict in Iran has created a market for counter drones (cUAS), which use the same parts that we make for small drones, as exemplified through a recently announced order with PowerUS. These public indicators represent a small subset of the expected total demand coming from different drone companies servicing the DoW.

We plan to continue our relentless pace of expansion until we get much closer to meeting the supply volume needed to satiate the ever-growing demand for domestic drone components.

Cash Flow Management

Responsible cash management is core to our ethos, and I want to highlight how we balance the costs of operational growth with our cash-management strategy.

We ended the quarter with approximately $222.9 million in cash. The increase in cash was bolstered by an equity financing of approximately $150 million at $17 per share. Our cash position allows us to invest aggressively in scaling the company while maintaining financial flexibility and providing a working-capital basis to manage inventory and material flow.

2

Cash can be allocated to many different balance sheet categories at any given time. It can be used to purchase inventory, fund capital equipment, etc. The purpose of these balance sheet activities is to use the cash to generate a positive return. The best way to measure cash flow for our business is to aggregate these categories and subtract payables to quickly understand the financial health of our entire business. We call this our working capital, and it is summarized in Table 3. At the end of Q1 2026, our working capital was approximately $312.7 million. Through all activities across the first quarter of 2026, we generated an operating cash gain of approximately $4.8 million.

In this same quarter, we recognized a GAAP net income of approximately $10.3 million. This blended GAAP gain is primarily driven by unrealized gains from our investments of approximately $9.5 million. Reference Table 2 for additional details related to our operating and non-GAAP financial metrics.

By any metric, we are growing and generating net income. This allows us to plan and build the company without requiring additional financing or being susceptible to market dynamics associated with regularly generating cash losses.

Looking Ahead

Our priorities moving forward remain clear.

Scale Manufacturing

We are continuing to scale as quickly as possible. We continue to add people, shifts, and equipment to all our production facilities. With the pending acquisition of Upgrade Energy, we anticipate adding battery pack manufacturing in both Orlando and California as the acquisition nears closing. We are also on track to add camera manufacturing in late 2026. We plan to dramatically increase our motor production capacity in the second half of 2026 with our automated production equipment and are expanding capacity in other ways prior to that equipment coming online.

Grow Revenue and Manage Margins

As we scale manufacturing, we will need to grow revenue to consume the additional material purchases or risk scaling ahead of demand and incurring significant losses. We do not believe we will be demand-limited in the next 18 months. The Drone Dominance program is on time, and Phase 2 is already scheduled. Counter-drone demand is starting to materialize. The proposed budget for the Department of War is 50% larger than last year’s, and the allocation to the Defense Autonomous Warfare Group (DAWG), a specialized Pentagon unit, is ballooning to $56B. In addition, the FAA is moving to enact rules that will enable drone delivery and dramatically expand the domestic drone marketplace in late 2027. Every demand indicator is growing and appears to still be in the very early stages.

New products, processes, and production facilities will continue to introduce inefficiencies that will reduce gross margins in the short term. This margin impact is generally the most pronounced in the quarter after a facility is operational. For instance, our gross margin in Q1 of 2026 was approximately 33%, down from 36% in Q4 of 2025. I expect production margins to hold steady in Q2 before rebounding as the margin impacts are not realized until after the product is shipped. Once we get past these initial inefficiencies, we will work to return margins to our 40% target, which may not happen until late 2026 or early 2027.

Drive Toward Cash Flow Positive Operations

Our long-term goal is to build a profitable and sustainable business. We were cash-flow positive in the first quarter of 2026, but we still incurred a loss from operations. Our next financial goal is for our operations to be cash flow positive. We are pushing to achieve this by the end of 2026 as revenues increase and margins recover from the anticipated pressure associated with the inefficiencies that come from the introduction of new operating centers and processes.

3

Closing Thoughts

2026 has started with a bang. Unusual Machines is firmly in the early stages of growth, and we are doing it without burning cash too quickly. The demand signals are overwhelming, and we are aggressively pursuing the emerging market opportunity created by the DoW and the FCC regulatory actions, emphasizing the need for a domestic supply chain.

We continue to expand our team, strengthen our balance sheet, and build the operational capacity needed to support increasing demand for NDAA-compliant drone components. We also continue to add product categories such as headsets and batteries and expect to continue expanding operations to meet demand.

We believe the U.S. drone industry is still in its early stages of development, and the need for secure, domestic supply chains will continue to grow. Our focus remains on building the infrastructure necessary to support that ecosystem, and we are pursuing this with the expectation that we will not be demand-limited for the next 18 months.

We appreciate the continued support and confidence of our employees, our customers, and our shareholders.

Sincerely,

Allan Evans
CEO
Unusual Machines

Conference Call and Webcast Details

Participants may dial (888)506-0062 or (973)528-0011 for international callers. Please use access code 445017. An audio webcast will also be available HERE.

4

First Quarter 2026 Financial Results

•	Revenues totaled approximately $8.1 million for the three months ended March 31, 2026 as compared to $2.0 million for the three months ended March 31, 2025 which was a 296% increase for the first quarter year over year.
•	Gross margin for the first quarter was approximately 33%, which improved from the prior year, due in part to an increase in enterprise sales, increasing costs related to tariffs, and expanding certain retail margins. It decreased from the prior quarter as we continue to scale our manufacturing staff, which is included in our product-related costs.
•	Our loss from operations was approximately $7.3 million for the three months ended March 31, 2026, as compared to an operating loss of $3.3 million for the three months ended March 31, 2025. Included in this is non-cash stock compensation expense of $3.9 million and $1.9 million for the three months ended March 31, 2026 and 2025, respectively.
•	Interest income was $0.8 million for the three months ended March 31, 2026 related to interest earned from our cash balance, which increased from our recent common stock offering.
•	Unrealized gain from short-term investments was $9.5 million for the three months ended March 31, 2026, and realized gains from short-term investments were $7.3 million related to investment gains from our investments made during the quarter. We did not have any unrealized or realized gains in the first quarter of 2025.
•	Net income attributable to common shareholders for the three months ended March 31, 2026 was approximately $10.3 million, or $0.22 per share, as compared to a net loss of approximately $3.3 million for the three months ended March 31, 2025, or ($0.21) per share. See Table 2 for additional details.
•	We had approximately $222.9 million of cash as of March 31, 2026 as compared to $103.2 million as of December 31, 2025. The increase in cash primarily relates to our common stock offering completed in March 2026 and cash exercise of warrants in January 2026. See Table 1 for additional details.

For further information concerning our financial results, see the tables attached to this shareholders’ letter.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit unusualmachines.com.

5

Safe Harbor Statement

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our ability to meet customers’ demands, our future gross margins, our future break-even point from operations, our acquisition of Upgrade Energy and its impact, our future expansion of our operations, and the FAA’s passing of new rules to expand the use of drones domestically. The results expected by some or all of these forward-looking statements may not occur. Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Factors that affect our ability to achieve these results include the risks that enough of our customers receive orders under the Drone Dominance program and in turn place component orders with us, the risks that our inventory buildup will not become obsolete and we can sell such inventory at reasonable margins, our ability to manage our growth, risks relating to manufacturing bugs or delays, the availability of a satisfactory labor pool to meet our planned growth, potential supply chain issues, the impact from inflation and its continuing to effect the U.S. economy, technical or other issues that may affect the FAA’s rule making process including possible litigation, and the Risk Factors contained in our Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the "SEC") and our Prospectus Supplement filed with the SEC on March 19, 2026. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP - Financial Measures

This shareholder letter includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income (loss), operating income (loss), and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on adjusted net loss, which is a non-GAAP financial measure. We believe that management, analysts, and shareholders benefit from referring to the following non-GAAP financial measure to evaluate and assess our core operating results from period-to-period after removing the impact of items that affect comparability. Our management recognizes that the non-GAAP financial measure has inherent limitations because of the excluded items described below.

We have included in Table 2 a reconciliation of our non-GAAP financial measure to the most comparable financial measure calculated in accordance with GAAP. We believe that providing the non-GAAP financial measure, together with reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance.

6

Table 1

Cash balance at December 31, 2025	$103.2M

Q1 cash financings:
Public offering, net	138.8M
Warrant exercises	3.4M
Short-term investments	12.8M
Interest income	0.8M
Employee stock option exercises	0.1M

Q1 cash spend:
Normal operations	(1.6M)
Working capital changes	(1.8M)
Non-recurring expenses	(1.7M)
Inventory purchases	(12.9M)
Equipment purchases	(0.7M)
Short-term investments	(17.5M)

Cash Balance at March 31, 2026	$222.9M

7

Table 2 (Non-GAAP)

Net income for three months ended March 31, 2026	$10.3M

Q1 non-cash income and expenses for the three months ended March 31, 2026:
Unrealized change in short-term investments	(9.5M)
Stock compensation expense	3.9M
Depreciation and amortization	0.1M

Adjusted operating income for non-cash related activity	$4.8M

Q1 non-operating and non-recurring expenses for the three months ended March 31, 2026:
Realized gains from short-term investments	(7.3M)
Interest income	(0.8M)
Non-recurring expenses	1.7M

Adjusted EBITDA for the three months ended March 31, 2026	$(1.6M)

Table 3

Working Capital Detail

	Q1 2026	Q4 2025
Total current assets	$315.2M	$159.5M
Total current liabilities less operating lease liability	(1.7M)	(2.1M)

Net working capital	$313.5M	$157.4M

Total financings, net of fees	$138.8M	$157.8M

8

Unusual Machines, Inc.

Consolidated Condensed Balance Sheets

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$222,939,674	$103,261,397
Short term investments at fair value	48,156,983	39,217,909
Short term investments at cost	12,500,000	–
Accounts receivable	3,128,885	1,564,739
Related party accounts receivable	468,136	214,684
Inventories	13,827,189	5,316,648
Prepaid inventory	13,566,078	9,748,483
Other current assets	618,626	190,622
Total current assets	315,205,571	159,511,482

Non-current assets:
Property and equipment, net	2,925,948	2,233,891
Operating lease right-of-use assets	3,273,433	2,607,256
Other assets	198,734	197,785
Goodwill	15,596,105	15,596,105
Intangible assets, net	2,503,262	2,561,895
Total non-current assets	24,497,482	23,196,932

Total assets	$339,703,053	$182,708,414

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,071,486	$1,506,793
Deferred revenue	672,568	638,125
Operating lease liability	714,139	456,429
Total current liabilities	2,458,193	2,601,347

Long-term liabilities
Deferred tax liability	146,772	146,772
Operating lease liability – long term	2,613,688	2,173,626
Contingent consideration	2,847,000	2,847,000
Total current liabilities	5,607,460	5,167,398
Total liabilities	8,065,653	7,768,745

Commitments and contingencies (See note 12)

Stockholders’ equity:
Common stock - $0.01 par value, 500,000,000 authorized and 47,793,923 and 37,759,911 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	477,938	377,596
Additional paid in capital	375,960,699	229,665,735
Accumulated deficit	(44,824,137)	(55,107,131)
Accumulated other comprehensive income	22,901	3,470
Total stockholders’ equity	331,637,400	174,939,670

Total liabilities and stockholders’ equity	$339,703,053	$182,708,414

9

Unusual Machines, Inc.

Consolidated Condensed Statement of Operations and Comprehensive Income (loss)

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Sales	$8,095,836	$2,042,300

Cost of goods sold	5,441,729	1,545,493

Gross profit	2,654,107	496,807

Operating expenses:
Operations	1,948,899	302,602
Research and development	91,143	7,903
Selling and marketing	580,039	207,616
General and administrative	7,228,200	3,225,904
Depreciation and amortization	64,813	20,593
Total operating expenses	9,913,094	3,764,618

Loss from operations	(7,258,987)	(3,267,811)

Other income and (expense):
Interest income	792,078	1,532
Unrealized gain from investments	9,492,076	–
Realized gain from investments	7,264,743	–
Loss from foreign currency transactions	(6,548)	–
Interest expense	(368)	–
Total other income and (expense), net	17,541,981	1,532

Net income (loss) before income tax	10,282,994	(3,266,279)

Income tax benefit (expense)	–	–

Net income (loss)	$10,282,994	$(3,266,279)

STATEMENT OF COMPREHENSIVE INCOME

Net income (loss)	10,282,994	(3,266,279)

Foreign currency translation adjustment	19,431	–

Comprehensive income (loss)	$10,302,425	$(3,266,279)

Net loss per share
Basic	$0.22	$(0.21)
Diluted	$0.21	$(0.21)

Weighted average common shares outstanding
Basic	46,708,842	15,902,473
Diluted	48,134,348	15,902,473

10

Unusual Machines, Inc.

Consolidated Condensed Statement of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Value	Capital	Deficit	Income	Equity
Balance, December 31, 2024	15,122,018	$151,221	$50,580,235	$(35,913,514)	$–	$14,817,942

Issuance of common shares, equity incentive plan	483,546	4,835	(4,835)	–	–	–
Cash exercise of warrants	1,224,606	12,246	2,424,720	–	–	2,436,966
Stock compensation expense - vested stock	–	–	1,883,433	–	–	1,883,433
Stock compensation expense	–	–	22,940	–	–	22,940
Net loss	–	–		(3,266,279)	–	(3,266,279)
Balance, March 31, 2025	16,830,170	$168,302	$54,906,493	$(39,179,793)	$–	$15,895,002

Balance, December 31, 2025	37,759,911	$377,596	$229,665,736	$(55,107,131)	$3,470	$174,939,670

Issuance of common shares, employees, officers, and directors	745,883	7,460	(7,460)	–	–	–
Issuance of common shares, option exercises	74,600	747	259,587	–	–	260,334
Issuance of common shares, consulting services	40,000	400	(400)	–	–	–
Issuance of common shares, confidentially marketed public offering	8,823,529	88,235	138,711,758	–	–	138,799,993
Issuance of common shares, warrant exercise	350,000	3,500	3,391,500	–	–	3,395,000
Stock compensation expense - options	–	–	291,412	–	–	291,412
Stock compensation expense - vested stock	–	–	3,648,567	–	–	3,648,567
Net income	–	–	–	10,282,994	–	10,282,994
Foreign currency translation	–	–	–	–	19,431	19,431
Balance, March 31, 2026	47,793,923	$477,938	$375,960,699	$(44,824,137)	$22,901	$331,637,400

11

Unusual Machines, Inc.

Consolidated Condensed Statement of Cash Flows

For the Three Months Ended March 31, 2026 and 2025

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$10,282,994	$(3,266,279)
Depreciation and amortization	64,813	20,593
Share-based compensation expense	3,939,979	1,906,373
Unrealized gain on short term investments	(9,492,076)	–
Realized gain on short term investments	(7,264,743)	–
Change in assets and liabilities:
Accounts receivable	(1,817,598)	15,625
Inventory	(8,510,541)	121,213
Prepaid inventory	(3,817,595)	69,449
Other assets	(428,004)	(173,647)
Right of use asset	(667,125)	17,264
Accounts payable and accrued expenses	(435,307)	191,822
Operating lease liabilities	697,772	(16,095)
Deferred revenue and other current liabilities	34,443	(79,946)
Net cash used in operating activities	(17,412,987)	(1,193,628)

Cash flows from investing activities
Purchase of short term investments	(17,500,000)	–
Proceeds from sale of short-term investments	12,814,743	–
Purchase of property and equipment	(698,237)	–
Net cash used in investing activities	(5,383,494)	–

Cash flows from financing activities:
Gross proceeds from issuance of common shares, public offering	149,999,993	–
Proceeds from option exercises	260,334	–
Proceeds from issuance of common shares, warrant exercises	3,395,000	2,436,966
Common share issuance offering costs	(11,200,000)	–
Net cash provided by financing activities	142,455,327	2,436,966

Net increase in cash and cash equivalents	119,658,846	1,243,338
Effect of exchange rates changes on cash	19,431	–
Cash and cash equivalents, beginning of period	103,261,397	3,757,323

Cash and cash equivalents, end of period	$222,939,674	$5,000,661

12